7/19/2007

To: From: Subject:	Sterling Team Members J. Roger Moyer, Jr., President and CEO Strategic Partnership

I have important news to share with you this morning.

Last night our Board of Directors signed a definitive agreement to merge Sterling Financial Corporation and its affiliates into The PNC Financial Services Group, Inc., a $126 billion financial services company based in Pittsburgh. This brings to a culmination our review of the four strategic options we discussed with you in May.

A decision of this magnitude is never easy, but after careful thought and consideration it became clear that PNC is the preferred partner. Like us, PNC remains constantly mindful of its commitment to four key constituencies: customers, employees, shareholders and communities.

A Strong Franchise with an Intense Focus on the Customer
Like us, PNC also emphasizes easy-to-use products and high-quality customer service. That strategy helped PNC rank highest in J.D. Power and Associates inaugural study of customer satisfaction with small business banking and make continuing improvements in customer satisfaction among consumer customers. And PNC’s strong presence in the Philadelphia, Harrisburg and Baltimore regions nicely complements our south central Pennsylvania, northern Maryland and Delaware locations. In addition to its regional strengths, PNC is also a national power in treasury management, real estate finance, asset based lending and, through Harris Williams, M&A advisory capabilities. Its PFPC subsidiary, a mutual funds processor, is a growing global business.

An Equally Noteworthy Commitment to Employees and the Community
We think you will find PNC’s dedication to its employees and communities equally noteworthy. Working Mother magazine has ranked PNC among the top employers for working mothers six times. In addition, PNC employees have contributed more than one million hours of volunteer time to various organizations over the past few years. To complement this longstanding tradition of community service, four years ago the company launched PNC Grow Up Great. This 10-year, $100 million program to help children from birth to age 5 prepare for school and life is the most comprehensive corporate-based program of its kind. Also an environmental leader, PNC has the most certified “green” buildings of any publicly traded company in the U.S.

A Collaborative Approach to Integration
We were very impressed with PNC’s focus on growth and its collaborative approach to integrations. Over the last four years, it has acquired banks in New Jersey, Washington, D.C. and Baltimore. In each case, PNC worked closely with the other organization to understand its structure and develop plans to meld the two companies as efficiently and effectively as possible. We plan to work closely with PNC President Joe Guyaux on the overarching integration efforts. Kathy Prime of Sterling will lead these activities on a day-to-day basis.

What Does This Mean to Me?
Of course, we understand that your most pressing concern is how this transaction will impact you and your customers. As we learn more about each other’s organizations, we will be able to provide more specific answers. Though there is some branch overlap, PNC has told us that it anticipates retaining the majority of customer-facing employees. There will be some duplication of services, so PNC will begin to review where it makes sense to consolidate efforts. We promise to provide you with up-to-date information on our integration plans on a regular basis. To help answer questions you or your customers may have, we have also attached a brief Q&A document. In the meantime, we ask that you stay focused on your customers and continue to provide the kind of exceptional customer experiences Sterling is known for.

We expect the transaction will close in the first quarter of 2008 subject to customary closing conditions, including regulatory approval and the approval of Sterling shareholders. Upon closing, our branches will take on the PNC name and begin a new era with the confidence and pride that comes with our distinguished history. We are truly excited about this opportunity to join one of our nation’s premier financial services organizations.

Join us for This Evening for a Team Meeting
We have set up a series of regional team meetings for this evening at 7:00pm. There will be information coming out shortly to give you the details. We hope to see as many of you as we can, to provide the opportunity to walk you through the reasons behind this decision and give you more perspective on the promise of the combined organization. And of course, these meetings will also give you the opportunity to ask the Sterling Executive team about the things that are important to you.

ADDITIONAL INFORMATION ABOUT THIS TRANSACTION
The PNC Financial Services Group, Inc. and Sterling Financial Corporation will be filing a proxy statement/prospectus and other relevant documents concerning the merger with the United States Securities and Exchange Commission (the “SEC”). WE URGE INVESTORS TO READ THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE MERGER OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT/PROSPECTUS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Investors will be able to obtain these documents free of charge at the SEC’s web site (www.sec.gov). In addition, documents filed with the SEC by The PNC Financial Services Group, Inc. will be available free of charge from Shareholder Relations at (800) 843-2206. Documents filed with the SEC by Sterling Financial Corporation will be available free of charge from Sterling Financial Corporation by contacting Shareholder Relations at 735-4066.

The directors, executive officers, and certain other members of management and employees of Sterling Financial Corporation are participants in the solicitation of proxies in favor of the merger from the shareholders of Sterling Financial Corporation. Information about the directors and executive officers of Sterling Financial Corporation is included in the proxy statement for its May 8, 2007 annual meeting of shareholders, which was filed with the SEC on April 2, 2007. Additional information regarding the interests of such participants will be included in the proxy statement/prospectus and the other relevant documents filed with the SEC when they become available.